PIRANHA INTERACTIVE PUBLISHING, INC.

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
2007 SERIES A CONVERTIBLE PREFERRED STOCK

Piranha Interactive Publishing, Inc, a Nevada corporation (the “Corporation”) hereby adopts the following Designation of Rights, Privileges, and Preferences of 2007 Series A Convertible Preferred Stock (the “Designation”):

FIRST: The name of the Corporation is PIRANHA INTERACTIVE PUBLISHING, INC

SECOND: The following resolution establishing a series of convertible preferred Stock designated as the “2007 Series A Convertible Preferred Stock” consisting of 100,000 shares of the Corporation’s preferred stock, par value $0.001, was duly adopted by the board of directors of the Corporation on October 1, 2007, in accordance with the articles of incorporation of the Corporation and the corporation laws of the State of Nevada:

RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the “2007 Series A Convertible Preferred Stock” consisting of 100,000 shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

1. Liquidation.

1.01. In the event of any involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 2007 Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $0.05 per share plus all unpaid dividends previously declared thereon to the date of final distribution. No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 2007 Series A Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

1.02 In the event of any voluntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 2007 Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $0.05 per share. No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 2007 Series A Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

1.03 If on any liquidation (whether complete or partial), dissolution, or winding, up of the Corporation, the assets of the Corporation available for distribution to holders of 2007 Series A Convertible Preferred Stock shall be insufficient to pay the holders of outstanding 2007 Series A Convertible Preferred Stock the full amounts to which they otherwise would be entitled under the Nevada Revised Business Corporation Act, the assets of the Corporation available for distribution to holders of the 2007 Series A Convertible Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 2007 Series A Convertible Preferred Stock held by each such holder.

2. Voting Rights. The 2007 Series A Convertible Preferred Stock shall be entitled to vote as a separate class and as a single class with the Common Stock of the Corporation, with each share of 2007 Series A Convertible Preferred Stock equal to 50 shares of Common Stock for voting purposes. Except to the extent that the consent of the holders of the 2007 Series A Convertible Preferred Stock, voting as a class, is specifically required by the provisions of the corporate law of the state of Nevada, as now existing or as hereafter amended, the Series A Convertible Preferred Stock shall vote as a class with the Common Stock; as such, each share of Series A Convertible Preferred Stock shall be counted, for voting purposes, as 50 votes of Common Stock.

3. Subordination. Any payment of any dividends or any redemption hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. “Senior Debt” shall mean the principal of and premium, if any, and interest on all indebtedness of the Corporation to any financial institution, including, but not limited to. (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or Otherwise of the Corporation to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or occurred by the Corporation and after the date of the creation of the 2007 Series A Convertible Preferred Stock, which is. when created, specifically designated by the Corporation as Senior Debt; and (iii) any refunding, renewals, or extensions of any indebtedness or similar obligations described ns Senior Debt in subparagraphs (i) and (ii) above.

4. Redemption

4.01 Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the right to redeem shares of the 2007 Series A Convertible Preferred Stock on the following terms and conditions.

4.02 The shares of the 2007 Series A Convertible Preferred Stock are subject to redemption by the Corporation at any time after Issuance pursuant to written notice of redemption given to the holders thereof on not less than 30 days, specifying the date on which the 2007 Series A Convertible Preferred Stock shall be redeemed (the “Redemption Date”).

4.03 The redemption price for each share of 2007 Series A Convertible Preferred Stock shall be $0,05 per share; plus any unpaid dividends, if applicable, on such share as of the Redemption Date (the “Redemption Price”).

4.04 Redemption of the 2007 Series A Convertible Preferred Stock shall be made in the following manner

(a) At least ten (10) days prior to the date that written notice of redemption is given to the holders of the 2007 Series A Convertible Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds and/or Common Stock necessary to make payment of the Redemption Price for all shares of the 2007 Series A Convertible Preferred Stock redeemed by the Corporation.

(b) The holder of any shares of 2007 Series A Convertible Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Company in exchange for payment of the Redemption Price and reissuance of the balance of the 2007 Series A Convertible Preferred Stock not otherwise redeemed. On such surrender, the Company shall cause to be issued and delivered a check, with all reasonable dispatch to the holder and such name or names as the holder may designate.

(c) The Corporation may redeem a portion or all of the issued and outstanding shares of the 2007 Series A Convertible Preferred Stock; provided, that in the event that less than all of the outstanding shares of the 2007 Series A Convertible Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of the 2007 Series A Convertible Preferred Stock held by each holder reflected on the stock records and the total number of shares of 2007 Series A Convertible Preferred Stock outstanding.

5. Additional Provisions

5.01 No change in the provisions of the 2007 Series A Convertible Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of 2007 Series A Convertible Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of 2007 Series A Convertible Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from lime to time.

5.02 The shares of 2007 Series A Convertible Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the new certificate representing the share of 2007 Series A Convertible Preferred Stock so transferred to the person entitled thereto.

5.03 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of 2007 Series A Convertible Preferred Stock

5.04 Any notice required or permitted to be given to the holders of the 2007 Series A Convertible Preferred Stock under this Designation shall be deemed to have been duly given If mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 2007 Series A Convertible Preferred Stock of the Corporation has been executed this 18 day of December __, 2007.

STATE OF UTAH                              )

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COUNTY OF SALT LAKE              )

On 12-18-2007, before me the undersigned, a notary public in and for the above county and state, personally appeared ______________ and ___________, who being by me duly sworn, did state, each for himself, that he, _________________, is the president, and that he,________, is the secretary, of____________, a Nevada corporation, and that the foregoing Designation of Rights, and Preferences of 2007 Series A Convertible Preferred Stock of _________________________, was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL.